BOND FUNDS

Firstar Stellar Insured Tax-Free Bond Fund
Firstar Stellar U.S. Government Income Fund
Firstar Stellar Strategic Income Fund

Combined Semi-Annual Report
May 31, 2000


(FIRSTAR STELLAR FUNDS LOGO)

President's Message

Dear Shareholder:

MID-YEAR REVIEW

With the Y2K "bug" vanquished, it was back to "business as usual" for investors
- that is, unexpectedly strong economic growth and unbelievably volatile financial markets. The U.S. economy continues to confound the pundits, combining robust growth and low unemployment with modest inflation. However, the jump in energy prices and a tight labor market have fostered a more aggressive Federal Reserve interest rate policy. Clearly, the Fed views the current pace of economic growth as "too fast," creating imbalances likely to accelerate inflation if left unchecked. Some observers believe the Fed is behind the curve and the inflation "genie" is already "out of the bottle." Others contend the Fed is wrongly applying "old" economy metrics to a fundamentally different "new" economy.

In our opinion, the foundation of our current economic success - robust economic growth with low inflation - rests on the twin pillars of global competition and improved productivity. U.S. productivity growth averaged 3.7% over the past twelve months and has averaged 2.3% per year since the end of the last recession. Although Fed Chairman Alan Greenspan publicly questions the sustainability of today's productivity gains, the recent upsurge is far from unprecedented. The Golden Age of U.S. productivity growth, from 1950 to 1973, saw labor productivity grow at a 2.7% compound annual rate. Improved productivity tends to mean higher profits. Higher profits lead to more spending on productivity-enhancing technology. Further productivity gains lead to further profit improvements and the process repeats. Although final demand is surging, supply-side investment is growing even faster. Finally, Congressional approval of permanent normal trade relations with China is a reminder that global competition will only intensify.

ECONOMIC & MARKET OUTLOOK

Looking ahead, our investment strategy is predicated on the following trends:

 . Adjusted for inflation, U.S. final sales rose at a +6.9% annual rate in the first quarter of this year, representing the fastest growth rate of the current economic cycle.*

 . Consumer confidence remains near record levels reflecting strong income gains, low unemployment and the wealth effect from rising asset values.

 . Despite higher interest rates, cheap credit is still available to drive consumer spending.

 .  Like a tax increase, higher energy prices erode income gains.

 . Although much is made of the wealth effect from higher stock prices, the increase in home values has been the biggest wealth creator for the majority of Americans.

 . Higher mortgage rates are beginning to slow the housing market with decelerating price gains not far behind.

 . We believe the forty percent drop in the NASDAQ and ongoing stock market volatility will dampen consumer exuberance.

 .  Fed tightening is raising the dollar's exchange rate, making imports cheaper
   (holding down U.S. inflation) and exports less competitive (slowing the U.S. economy).

 . We believe signs of an economic slowdown are likely to emerge by the fall, allowing the Fed to shift to a neutral policy and bond prices to rally (what is good for bonds may be even better for stocks).

 . In the absence of the Treasury buy back, we believe long-term government bond yields would be higher and credit spreads (the difference in yield between a corporate bond and a government bond of equal maturity) narrower.

 . Today's high inflation-adjusted bond yields are attractive and we believe the widening in credit spreads creates opportunities to enhance bond portfolio returns.

 . Corporate profits are better-than-expected, reflecting ongoing gains from investments in productivity-enhancing technology and efficiencies from restructuring.

 . A "Jekyll and Hyde" stock market has emerged as "old economy" shares vie with the leading technology names for investor favor.

 . We believe the stock market will broaden out as the year progresses making portfolio diversification, complemented by security selection that emphasizes high quality companies with strong balance sheets, good earnings visibility and dominant industry positions, a winning strategy.

*  Source:  Department of Labor

In summary, we expect the Federal Reserve will successfully engineer a "soft landing" for the U.S. economy, extending this unprecedented period of economic prosperity. We believe slower growth will prevent inflation from accelerating further, yet corporate profitability should remain strong thanks to ongoing productivity gains and efficiencies achieved through restructuring and mergers. In short, we anticipate the advent of a more favorable environment for financial assets later in the year. As you peruse the following pages of this report, you will find a broad range of equity and fixed income products to help meet a wide variety of investment objectives. As always, we encourage you to contact us with your comments regarding portfolio performance or our investment strategy.

Thank you for your continued confidence in Firstar Stellar Funds.

Sincerely yours,

Firstar Investment Research & Management Company, LLC (FIRMCO)
Investment Policy Committee

John Blixen
Executive Vice President

Richard Burling
Senior Vice President, Director of Credit Research

Walter Dewey
Senior Vice President, Senior Portfolio Manager

Donald Keller
Senior Vice President, Senior Portfolio Manager

George Schupp
Senior Vice President, Director of Fixed Income

Marian Zentmyer, Committee Chairperson
Executive Vice President, Chief Equity Investment Officer

July 24, 2000

Investment Reviews

FIRSTAR STELLAR INSURED TAX-FREE BOND FUND*

Q What were the conditions in the economy and the municipal bond market during the reporting period?

A Interest rates rose during much of the period, due to conflicting data about the strength of the U.S. economy. It appeared at times that the economy was growing at a moderate, sustainable pace and inflation would remain low, but recurrent signs of rapid economic growth have caused the Fed to remain on watch to head off inflation.

Q  How did the municipal bond market and the Fund perform in that environment?

A Longer-term municipal bonds outperformed shorter-term municipals, and rising interest rates provided fewer municipal refundings. There were, however, some attractive opportunities among new municipal issues. Firstar Stellar Insured Tax-Free Bond Fund earned 0.59% (A shares without a sales charge) during the six months ended May 31, 2000.**

Q  How did you manage the Portfolio in that environment?

A The average maturity of the Fund increased gradually during the period -- from approximately 8.5 years to just over 9 years. The Fund's composition was dominated by insured and pre-refunded municipal securities which accounted for approximately 90% of the assets during the period. As a result, the Fund's credit quality remained very high with an average credit quality of AAA.

Q  What is your outlook for the months ahead?

A We believe the economy will continue to grow at a moderate pace with low inflation. However, the Fed may again raise rates if inflation appears to be in danger of rising. In that somewhat uncertain environment, we believe the overall bond market will likely trade in a narrow range, with long-term yields between 5.50% and 6.00%. Demand for municipal bonds should remain strong, and we believe the municipal market should continue to perform well relative to taxable bonds.

Q  How will you manage the Portfolio in that environment?

A We will maintain the Portfolio's current position with an average maturity of between eight and ten years in order to capture attractive yields for shareholders. We will also continue to invest in bonds with very high credit ratings, because the higher yields of lower-quality bonds do not justify their additional risk.

FIRSTAR STELLAR U.S. GOVERNMENT INCOME FUND

Q Over the past six months, interest rates have risen causing bond prices to fall. How has the U.S. Government Income Fund performed in this environment?

A Interest rates have increased during the past several months due to strong economic growth and Federal Reserve rate increases which were actions aimed at restraining this growth. High quality (especially Treasury bonds) were the standout performers while low-grade corporate bonds suffered significant under performance. The Firstar Stellar U.S. Government Income Fund benefited from its Treasury bond holdings and overall high credit quality.

* Income may be subject to the federal alternative minimum tax and state and local taxes.
** Performance quoted reflects past performance and is not indicative of future results. Investment return and principal value will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost. Total return for A Shares adjusted for the 4.0% sales charge for the six months ended May 31, 2000 was (3.40)%. Total return for B Shares based on net asset value and adjusted for the maximum contingent deferred sales charge of 5.0% for the two months ended May 31, 2000 was (1.21)% and (6.11)%, respectively.

Q With a strong economy and good profit prospects, why have corporate bonds not performed well?

A In the past few years there have been crises responsible for corporate bonds being aggressively sold (e.g. Asia or Russian crisis). However, the current environment has three smaller factors conspiring together: an inverted Treasury yield curve (short-term rates are higher than long-term rates), Federal Reserve reducing liquidity, and Government buyback of Treasury debt. The end result is exceptionally wide yield premiums for U.S. Government agency, mortgage-backed, and corporate issues. This has created an opportunity for the Fund to purchase non-Treasury government issues with yield premiums at exceptional levels. "Locking-in" these yields should help boost performance potential going forward as we believe premiums will fall to more normal levels.

Q  What is your outlook for the remainder of 2000?

A We are anticipating the pace of economic growth to slow towards a more moderate level by year-end. Increased interest rates will start being felt in the real economy through higher corporate lending costs and mortgage rates. While the Federal Reserve may raise the Federal funds rate further from the current 6.5% rate, we believe the end of this tightening cycle is near.

   In terms of the bond market, we foresee Treasury yields declining slightly. If the economy slows and gives the Federal Reserve reason to pause, bond yields can decline further. But the real story remains with non-Treasury bonds. We have increased our emphasis on agency and mortgage-backed securities with the expectation that a less restrictive Fed and reduced inflationary pressures will produce strong results.

FIRSTAR STELLAR STRATEGIC INCOME FUND

Q With the fixed income market showing mixed results over the past six months, how has the Strategic Income Fund performed?

A The Fund is enjoying the renewed interest by investors in REIT's (real estate investment trusts). According to the Morgan Stanley REIT Index* for the six months ended May 31, 2000, this market has produced a 14% total return compared to 2.9% for the S&P 500.** The combination of strong earnings reports, solid domestic economy, and good valuation attracted many investors into the market. Maintaining a full, diversified exposure to REIT's helped the Fund generate solid performance relative to other bond funds while maintaining a high dividend yield.

Q  How have the other segments of the Fund performed?

A Our outlook for 2000 envisioned corporate and mortgage-backed bonds providing better total returns compared to Treasury securities. Through May, both corporate and mortgage-related bonds are underperforming Treasury securities. The Fund has maintained approximately a 40% allocation to corporate bonds in a variety of industries.

   Equity markets have been volatile thus far in 2000. Our focus on "value" type issues with high dividend yields helped reduce volatility within the portfolio. One area that helped performance was the preferred stock market. Tax-related selling last December resulted in depressed asset prices as we find their low volatility and high yields attractive for the Fund. As the new year has unfolded, the Fund has benefited from increasing the allocation to preferred stocks.

Q  What is your outlook for the remainder of 2000?

A We mentioned in the review of the Firstar Stellar U.S. Government Income Fund that we believe bond yields have peaked for 2000. As for the fixed income sectors, we are advocating an overweight allocation in corporate securities. With no recession in sight, a Federal Reserve close to ending its tightening cycle, and historically ample yield premiums, the risk/reward trade-off is compelling. Our REIT focus retains a yield emphasis that is diversified across sub-industries and geographically. Lastly, the equity allocation will remain focused on high yielding, quality issuers.

* The Morgan Stanley REIT Index is an unmanaged index comprised of the most actively traded real estate investment trusts.
** Standard & Poor's 500 Stock Index, a composite index of 500 common stocks in industry, transportation, financial and public utility companies, can be used to compare to the total returns of funds whose portfolios are invested primarily in common stocks. This index is unmanaged and investments cannot be made in an index.

Portfolios of Investments

Firstar Stellar Insured Tax-Free Bond Fund      May 31, 2000 (Unaudited)

PRINCIPAL AMOUNT
   OR SHARES                                                          VALUE
----------------                                                      -----
LONG-TERM MUNICIPALS - 95.0%

ALABAMA - 3.9%
  $1,750,000    Alabama Water PCA, Revenue Bonds,
                  (AMBAC INS), 6.70%, 8/15/2006                    $1,786,540
   1,855,000    Alabama Water PCA, Revenue Bonds,
                  (AMBAC INS), 5.50%, 8/15/2012                     1,837,786
   2,500,000    Bessemer, AL Water Revenue, Revenue
                  Bonds, (AMBAC INS),  5.75%, 7/1/2016              2,488,200
                                                                 ------------
                Total                                               6,112,526
                                                                 ------------

ALASKA - 3.4%
   1,000,000    Alaska Energy Authority Power,
                  Revenue Bonds, Bradley Lake,
                  (FSA INS), 6.00%, 7/1/2010                        1,036,290
   4,040,000    Alaska Energy Authority Power,
                  Revenue Bonds, Bradley Lake,
                  (FSA INS), 6.00%, 7/1/2011                        4,170,209
                                                                 ------------
                Total                                               5,206,499
                                                                 ------------

COLORADO - 0.8%
   1,250,000    Colorado Post-Secondary Education
                  Facilities, Revenue Bonds, Auraria
                  Foundation Project, (FSA INS),
                  5.75%, 9/1/2010                                   1,267,650
                                                                 ------------

FLORIDA - 1.8%
   1,280,000    Florida State Department of
                  Transportation, Revenue Bonds,
                  (FGIC INS), 5.125%, 7/1/2013                      1,223,501
   1,500,000    Orlando & Orange County Expressway
                  Authority, FL, Revenue Bonds, (AMBAC
                  INS), 5.375%, 7/1/2008                            1,506,540
                                                                 ------------
                Total                                               2,730,041
                                                                 ------------

ILLINOIS - 21.0%
   1,080,000    Bolingbrook, IL Residential
                  Mortgage, Revenue Bonds,
                  (FGIC INS), 7.50%, 8/1/2010                       1,216,674
   1,100,000    Chicago, IL, GO UT, (MBIA INS),
                  5.375%, 1/1/2013                                  1,074,414
   2,000,000    Chicago, IL Park District, GO UT,
                  (MBIA INS), 5.60%, 1/1/2014                       1,974,280
   2,235,000    Cook County, IL School District No. 97,
                  GO UT, (FGIC INS), 9.00%, 12/1/2011               2,869,651
   1,000,000    Cook County, IL School District No. 123,
                  GO LT, (FSA INS), 6.20%, 12/1/2008                1,055,700
   2,500,000    Illinois Health Facilities Authority,
                  Revenue Bonds, Advocate Health Care
                  Network, (MBIA INS), 5.80%, 8/15/2016             2,444,575
   2,225,000    Illinois State, GO UT, (MBIA INS),
                  6.10%, 2/1/2017                                   2,254,526
   1,410,000    Illinois State, GO UT, (MBIA INS),
                  5.75%, 5/1/2021                                   1,365,782
   2,400,000    McHenry County, IL Community Unit
                  School District No. 200, Series A,
                  GO UT,(FSA INS), 5.85%, 1/1/2016,
                  Prerefunded 1/1/2008                              2,404,944
   1,000,000    Northern Illinois University, Revenue
                  Bonds, (FGIC INS), 5.70%, 4/1/2016                  986,080
   2,500,000    Regional Transportation Authority
                  Series A, Revenue Bonds, (AMBAC INS),
                  6.00%, 6/1/2009                                   2,622,100
   2,020,000    St. Clair County, IL, GO UT,
                  (FGIC INS), 6.00%, 10/1/2011                      2,106,759
   3,045,000    Will County, IL Community Unit School
                  District No. 365, GO UT, (FSA INS),
                  0.00%, 11/1/2010, principal only                  1,685,346
   2,500,000    Will County, IL Forest Preservation
                  District, GO UT, (AMBAC INS),
                  6.00%, 12/1/2006                                  2,546,900
   5,805,000    Will County, IL Forest Preservation
                  District, GO UT, (FGIC INS),
                  6.00%, 12/1/2010                                  6,060,072
                                                                 ------------
                Total                                              32,667,803
                                                                 ------------

INDIANA - 3.2%
   2,630,000    Crown Point, IN Multi-School Building
                  Corp., (MBIA INS), 7.875%, 1/15/2006              2,936,921
   2,000,000    Indiana Transportation Finance Authority,
                  Series A, Airport Lease, Revenue Bonds,
                  (AMBAC INS), 5.00%, 11/1/2007                     1,955,720
                                                                 ------------
                Total                                               4,892,641
                                                                 ------------

IOWA - 0.7%
   1,000,000    Muscatine, IA, Electric, Revenue Bonds,
                  6.70%, 1/1/2013                                   1,071,720
                                                                 ------------

KENTUCKY - 1.5%
   2,500,000    Jefferson County, KY HFDA, Revenue
                  Bonds, University Medical Center, Inc.,
                  (MBIA INS), 5.50%, 7/1/2017                       2,402,225
                                                                 ------------

LOUISIANA - 4.8%
   2,030,000    Baton Rouge, LA Sales & Use Tax Public
                  Improvements Series A, (FGIC INS),
                  5.25%, 8/1/2015                                   1,917,233
   1,000,000    Jefferson Parish, LA, Revenue Bonds,
                  (AMBAC INS), 5.00%, 11/1/2011                       955,120
   1,000,000    Jefferson Parish, LA,  Home Mortgage
                  Authority, Revenue Bonds,
                  (FGIC INS), 7.10%, 8/1/2011                       1,127,180
   1,000,000    Lafayette, LA Sales Tax Public
                  Improvements, Series B, (FGIC INS),
                  7.00%, 3/1/2008                                   1,101,780
   1,500,000    Louisiana PFA, Revenue Bonds,
                  Tulane University, (MBIA INS),
                  5.10%, 11/15/2014                                 1,395,090
   1,000,000    Terrebonne Parish, LA Hospital Service
                  District No. 1, Revenue Bonds,
                  Terrebonne General Medical Center,
                  (AMBAC INS), 5.25%, 4/1/2014                        925,220
                                                                 ------------
                Total                                               7,421,623
                                                                 ------------

MAINE - 2.4%
   4,000,000    Maine Municipal Board Series D,
                  (AMBAC INS),  5.35%, 11/1/2017                    3,774,400
                                                                 ------------

MASSACHUSETTS - 2.2%
   1,000,000    Martha's Vineyard, MA Series A, Revenue
                  Bonds, (FSA INS), 5.125%, 5/1/2018                  904,370
   2,500,000    Massachusetts Water Resources
                  Authority, Revenue Bonds,
                  (FGIC INS),  5.40%, 11/1/2011                     2,551,025
                                                                 ------------
                Total                                               3,455,395
                                                                 ------------

MICHIGAN - 5.0%
   2,450,000    Dearborn, MI Economic Development
                  Corp., Revenue Bonds, Oakwood
                  Obligated Group, (FGIC INS),
                  5.75%, 11/15/2015                                 2,404,479
   1,200,000    Haslett, MI Public School District, GO
                  UT, (MBIA INS),  5.70%, 5/1/2016,
                  Prerefunded 5/1/2007                              1,232,676
   1,000,000    Lanse Creuse, MI Public School District,
                  (AMBAC INS), 5.25%, 5/1/2016                        941,800
   1,065,000    Richmond, MI Community School District,
                  GO UT, School Improvements,
                  (AMBAC INS), 5.60%, 5/1/2018,
                  Prerefunded 5/1/2006                              1,087,770
   2,000,000    Ypsilanti, MI School District, GO UT,
                  (FGIC INS), 5.60%, 5/1/2012,
                  Prerefunded 5/1/2007                              2,042,980
                                                                 ------------
                Total                                               7,709,705
                                                                 ------------

MONTANA - 1.5%
   2,550,000    Montana State Health Facilities Authority,
                  Revenue Bonds, Sisters of Charity,
                  Leavenworth, (MBIA INS), 5.125%,
                  12/1/2018                                         2,301,910
                                                                 ------------

NEBRASKA - 0.7%
   1,000,000    Omaha, NE Public Power District
                  Series B, Electric Revenue Bonds, 6.00%,
                  2/1/2007, Escrowed to maturity                    1,039,650
                                                                 ------------

NEVADA - 4.3%
   2,500,000    Clark County, NV School District, GO
                  UT, (FGIC INS), 5.75%, 6/15/2010                  2,590,725
   2,500,000    Clark County, NV School District, GO
                  UT, (MBIA INS), 5.80%, 6/15/2011                  2,593,425
   1,500,000    Washoe County, NV School District, GO
                  UT, (MBIA INS), 5.75%, 6/1/2011                   1,517,040
                                                                 ------------
                Total                                               6,701,190
                                                                 ------------

OHIO - 13.7%
   2,555,000    Clermont County, OH, GO UT,
                  (AMBAC INS), 6.00%, 5/15/2007                     2,615,247
   2,460,000    Cleveland, OH Waterworks, Series H,
                  Improvement Revenue Bonds, (MBIA INS),
                  5.75%, 1/1/2016, Prerefunded 1/1/2006             2,559,827
      40,000    Cleveland, OH Waterworks, Series H,
                  Improvement Revenue Bonds, (MBIA INS),
                  5.75%, 1/1/2016, Unrefunded balance                  39,936
   1,000,000    Columbus, OH Sewer System, Revenue
                  Bonds, 6.25%, 6/1/2008                            1,033,300
   3,500,000    Greater Cleveland Regional Transportation
                  Authority, OH, GO UT, (FGIC INS),
                  5.65%, 12/1/2016,
                  Prerefunded 12/1/2006                             3,617,845
   1,000,000    Hamilton County, OH Hospital Facilities
                  Authority, Revenue Bonds, Children's
                  Hospital Medical Center, Cincinnati,
                  (FGIC INS), 5.20%, 5/15/2009                        985,010
   2,000,000    Montgomery County, OH, Water Revenue
                  Bonds, Greater Moraine-Beaver Creek,
                  (FGIC INS), 6.25%, 11/15/2012                     2,066,860
   1,000,000    Ohio State Building Authority, Adult
                  Correctional Facilities Revenue Bonds,
                  Adult Correctional Facilities, (MBIA INS),
                  5.70%, 10/1/2006                                  1,027,420
   1,000,000    Ohio State Building Authority, Revenue
                  Bonds, State Facilities - Administration
                  Building, (MBIA INS), 6.00%, 10/1/2008            1,037,430
   1,225,000    Ohio State Building Authority, Revenue
                  Bonds, State Facilities - Administration
                  Building, (MBIA INS), 6.00%, 10/1/2009            1,262,559
   1,000,000    Ohio State Turnpike Commission Series A,
                  (MBIA INS), 5.70%, 2/15/2013                      1,005,780
   2,000,000    Ohio State Water Development Authority,
                  Pollution Control Revenue Bonds,
                  (MBIA INS), 5.25%, 12/1/2009                      1,985,980
   1,000,000    Ohio State Water Development Authority,
                  Revenue Bonds, (AMBAC INS), 5.80%,
                  12/1/2011, Escrowed to maturity                   1,036,110
   1,000,000    Sylvania, OH City School District, GO UT,
                  (FGIC INS), 5.80%, 12/1/2015                      1,004,560
                                                                 ------------
                Total                                              21,277,864
                                                                 ------------

PENNSYLVANIA - 2.4%
   1,000,000    Bucks County, PA Water & Sewer
                  Authority, Revenue Bonds,
                  (FGIC INS), 5.55%, 12/1/2017                        965,820
   2,000,000    Chester Upland School Authority, PA,
                  Series A, Revenue Bonds,
                  (FSA INS),  5.25%, 9/1/2017                       1,859,260
   1,000,000    Pennsylvania State Higher Education
                  Facilities Authority, Series A, Revenue
                  Bonds, University of Pennsylvania -
                  Health Services, (MBIA INS),
                  5.25%, 1/1/2012                                     966,690
                                                                 ------------
                Total                                               3,791,770
                                                                 ------------

TENNESSEE - 1.9%
   2,900,000    Jackson, TN Water & Sewer, Revenue
                  Bonds, 6.30%, 7/1/2011,
                  Escrowed to maturity                              2,979,431
                                                                 ------------

TEXAS - 7.1%
   2,500,000    Harris County, TX HFDC, Revenue Bonds,
                  Memorial Hospital System, (MBIA INS),
                  5.75%, 6/1/2019                                   2,401,000
   1,000,000    Houston, TX Water Conveyance System
                  Contract, Certificate Participation Series J,
                  (AMBAC INS), 6.125%, 12/15/2009                   1,044,750
   2,290,000    Laredo, TX Independent School District,
                  GO UT, 6.75%, 8/1/2009                            2,508,397
   2,500,000    Port Houston Authority, TX Harris
                  County, Revenue Bonds, (MBIA INS),
                  6.50%, 5/1/2005                                   2,555,900
   2,500,000    Texas Water Development Board,
                  Revenue Bonds, 5.50%, 7/15/2010                   2,509,475
                                                                 ------------
                Total                                              11,019,522
                                                                 ------------

UTAH - 1.6%
   2,500,000    Davis County, UT School District, GO UT,
                  (MBIA INS), 5.70%, 6/1/2007                       2,562,150
                                                                 ------------

VIRGINIA - 0.7%
   1,000,000    Chesapeake Bay Bridge & Tunnel District,
                  VA, Revenue Bonds, (FGIC INS),
                  5.60%, 7/1/2007                                   1,021,320
                                                                 ------------
WASHINGTON - 4.0%
   2,500,000    Seattle, WA Municipal Lighting & Power,
                  Revenue Bonds, 6.10%, 7/1/2005,
                  Prerefunded 7/1/2004                              2,627,425
   1,000,000    Snohomish County, WA Public Electric
                  Utility District No. 001, Revenue
                  Bonds, 6.75%, 1/1/2012                            1,088,870
     330,000    Tacoma, WA Electric System, Revenue
                  Bonds, (AMBAC INS), 6.15%, 1/1/2008,                341,365
   2,170,000    Tacoma, WA Electric System, Revenue
                  Bonds, (AMBAC INS), 6.15%, 1/1/2008,
                  Prerefunded                                       2,225,661
                                                                 ------------
                Total                                               6,283,321
                                                                 ------------

WASHINGTON, D.C. - 0.8%
   1,350,000    District of Columbia, Revenue Bonds,
                  Association of American Medical
                  Colleges, (AMBAC INS),
                  5.375%, 2/15/2017                                 1,262,304
                                                                 ------------

WEST VIRGINIA - 1.5%
   6,370,000    Kanawha Putnam County, Charleston,
                  WV Single Family Mortgage,
                  0.00%, 12/1/2016, principal only                  2,359,703
                                                                 ------------

WISCONSIN - 4.1%
   2,460,000    Wisconsin Health and Educational
                  Facilities Authority, Revenue Bonds,
                  Aurora Medical Group, (FSA INS),
                  5.60%, 11/15/2016                                 2,354,195
   2,000,000    Wisconsin Health and Educational
                  Facilities Authority, Revenue Bonds,
                  Meriter Hospital, Inc., (MBIA INS),
                  6.00%, 12/1/2017                                  1,979,720
   2,095,000    Wisconsin State, GO UT, (FGIC INS),
                  5.50%, 5/1/2010                                   2,103,862
                                                                 ------------
                Total                                               6,437,777
                                                                 ------------
TOTAL LONG-TERM MUNICIPALS
  (IDENTIFIED COST $150,092,222)                                  147,750,140
                                                                 ------------
MUTUAL FUNDS - 3.3%

   5,184,555    SEI Tax Exempt Money Market Fund                    5,184,555
      30,268    Tax-Free Inv. Co.                                      30,268
                                                                 ------------
TOTAL MUTUAL FUNDS
  (IDENTIFIED COST $5,214,823)                                      5,214,823
                                                                 ------------
TOTAL INVESTMENTS - 98.3%
  (IDENTIFIED COST $155,307,045)                                  152,964,963
                                                                 ------------
OTHER ASSETS, LESS LIABILITIES - 1.7%                               2,704,387
                                                                 ------------
TOTAL NET ASSETS - 100.0%                                        $155,669,350
                                                                 ============

                      (See Notes to Financial Statements.)

Firstar Stellar U.S. Government Income Fund        May 31, 2000 (Unaudited)

PRINCIPAL AMOUNT
  OR CONTRACTS                                                        VALUE
----------------                                                      -----
CORPORATE BONDS - 30.4%

AUTOMOBILE - 1.1%
  $2,250,000    Ford Motor Co., 6.375%, 2/1/2029                   $1,805,202
                                                                 ------------

BANKING - 2.7%
   3,000,000    Citigroup Inc., 9.50%, 3/1/2002                     3,094,968
   1,400,000    Huntington National Bank,
                  6.75%, 6/15/2003                                  1,348,966
                                                                 ------------
                Total                                               4,443,934
                                                                 ------------

BUILDING & CONSTRUCTION PRODUCTS - 1.2%
   2,000,000    Masco Corp., 6.125%, 9/15/2003                      1,885,920
                                                                 ------------

CHEMICALS - 0.5%
     735,417    Dow Chemical Co., 7.60%, 1/2/2002                     735,700
                                                                 ------------

DEFENSE - 1.2%
   2,000,000    Martin Marietta Corp., 6.50%, 4/15/2003             1,910,182
                                                                 ------------

ELECTRONICS - 0.4%
     750,000    Motorola, Inc., 6.50%, 11/15/2028                     625,951
                                                                 ------------

FINANCE - 7.5%
   1,750,000    Associates Corp. of North America,
                  5.50%, 2/15/2004                                  1,615,414
   1,750,000    Bear Stearns Companies Inc. (The),
                  6.45%, 8/1/2002                                   1,697,306
     850,000    Chevron Capital USA, Inc.,
                  7.45%, 8/15/2004                                    835,913
     500,000    Ford Motor Credit Corp.,
                  6.11%, 12/28/2001                                   488,609
   1,500,000    General Electric Global Insurance
                  Holding Corp., 7.00%, 2/15/2026                   1,315,833
   1,000,000    Goldman Sachs Group,
                  6.65%, 5/15/2009                                    893,747
     250,000    International Lease Finance Corp.,
                  8.375%, 12/15/2004                                  254,106
   2,000,000    Merrill Lynch & Co., Inc.,
                  6.00%, 2/17/2009                                  1,728,926
   2,000,000    Salomon Smith Barney Holdings Inc.,
                  6.25%, 1/15/2005                                  1,877,832
   1,500,000    Sears Roebuck Acceptance Corp.,
                  7.00%, 6/15/2007                                  1,389,351
                                                                 ------------
                Total                                              12,097,037
                                                                 ------------

HOUSEHOLD PRODUCTS - 0.5%
   1,000,000    Procter & Gamble Co., 7.375%, 3/1/2023                928,876
                                                                 ------------

INDUSTRIAL - 1.3%
   2,200,000    Fort James Corp., 6.625%, 9/15/2004                 2,082,703
                                                                 ------------

INTERNATIONAL - 1.7%
     100,000    Koninklijke Philips Electronics NV, ADR,
                  8.375%, 9/15/2006                                   102,226
   2,000,000    TransCanada PipeLines Ltd.,
                  9.125%, 4/20/2006                                 2,087,958
     430,000    TransCanada PipeLines Ltd.,
                  8.625%, 5/15/2012                                   440,623
                                                                 ------------
                Total                                               2,630,807
                                                                 ------------

OIL - 3.5%
   1,000,000    Ashland Inc., 7.90%, 8/5/2006                         966,337
   1,750,000    Enron Corp., 7.625%, 9/10/2004                      1,726,382
   3,000,000    Occidental Petroleum Corp.,
                  8.50%, 11/9/2001                                  3,012,006
                                                                 ------------
                Total                                               5,704,725
                                                                 ------------

REAL ESTATE INVESTMENT TRUSTS - 1.7%
   1,000,000    Highwoods Forsyth LP, 7.19%, 6/15/2004                929,735
   1,000,000    Irvine Apartment Communities, Inc.,
                  7.00%, 10/1/2007                                    860,377
   1,000,000    Post Apartment Homes LP,
                  7.30%, 4/1/2004                                     973,396
                                                                 ------------
                Total                                               2,763,508
                                                                 ------------

RETAIL - 2.2%
   2,000,000    May Department Stores Company (The),
                  6.70%, 9/15/2028                                  1,621,678
   1,000,000    Safeway, Inc., 5.875%, 11/15/2001                     975,071
   1,000,000    Safeway, Inc., 7.50%, 9/15/2009                       952,992
                                                                 ------------
                Total                                               3,549,741
                                                                 ------------

TELECOMMUNICATIONS - 1.9%
   2,000,000    GTE California, Inc., 5.50%, 1/15/2009              1,691,366
   1,500,000    GTE Corp., 7.83%, 5/1/2023                          1,382,488
                                                                 ------------
                Total                                               3,073,854
                                                                 ------------

UTILITIES - ELECTRIC - 3.0%
     500,000    Northern Illinois Gas Co.,
                  7.26%, 10/15/2025                                   444,057
   4,500,000    ENSEARCH Corp., 6.25%, 1/1/2003                     4,345,700
                                                                 ------------
                Total                                               4,789,757
                                                                 ------------
TOTAL CORPORATE BONDS
  (IDENTIFIED COST $52,343,615)                                    49,027,897
                                                                 ------------

GOVERNMENT AGENCIES - 37.9%

FANNIE MAE - 19.6%
   3,000,000    5.41%, 12/15/2003                                   2,815,668
  14,318,000    5.125%, 2/13/2004                                  13,279,930
   1,000,000    6.50%, 4/29/2009                                      917,519
   5,500,000    6.625%, 9/15/2009                                   5,183,673
   5,000,000    6.00%, 2/25/2011, REMIC,
                  Series 1996-21-PK                                 4,542,775
   4,250,000    6.50%, 4/25/2023, REMIC,
                  Series 1993-210-PL                                3,980,784
   1,000,000    6.25%, 5/15/2029                                      871,073
                                                                 ------------
                Total                                              31,591,422
                                                                 ------------

FEDERAL HOME LOAN BANK - 9.1%
   5,500,000    6.00%, 8/15/2002                                    5,361,620
   1,500,000    5.40%, 1/15/2003                                    1,431,994
   2,500,000    7.125%, 2/15/2005                                   2,475,378
   1,000,000    5.038%, 10/14/2008                                    847,679
   2,000,000    5.705%, 3/2/2009                                    1,770,196
   3,000,000    6.30%, 6/3/2009                                     2,765,784
                                                                 ------------
                Total                                              14,652,651
                                                                 ------------

FREDDIE MAC - 9.2%
   2,075,000    6.22%, 3/24/2003                                    2,015,624
   5,000,000    7.375%, 5/15/2003                                   4,996,875
   1,000,000    6.875%, 1/15/2005                                     980,660
   2,000,000    7.585%, 9/19/2006                                   1,959,784
     254,766    6.00%, 8/1/2013                                       235,434
   2,000,000    6.50%, 3/15/2026                                    1,803,932
   2,968,195    7.50%, 1/1/2030                                     2,889,547
                                                                 ------------
                Total                                              14,881,856
                                                                 ------------
TOTAL GOVERNMENT AGENCIES
  (IDENTIFIED COST $63,361,953)                                    61,125,929
                                                                 ------------

U.S. TREASURIES - 30.4%

U.S. TREASURY BONDS - 18.6%
   5,400,000    9.875%, 11/15/2015                                  7,188,750
   1,500,000    9.00%, 11/15/2018                                   1,915,312
   3,500,000    8.125%, 8/15/2019                                   4,157,346
   4,250,000    8.75%, 5/15/2020                                    5,361,643
   5,250,000    6.75%, 8/15/2026                                    5,550,237
   6,000,000    6.125%, 11/15/2027                                  5,880,000
                                                                 ------------
                Total                                              30,053,288
                                                                 ------------

U.S. TREASURY NOTES - 11.2%
   8,000,000    5.875%, 10/31/2001                                  7,905,000
   3,000,000    6.625%, 3/31/2002                                   2,994,376
   7,000,000    7.50%, 5/15/2002                                    7,098,441
                                                                 ------------
                Total                                              17,997,817
                                                                 ------------

U.S. TREASURY STRIPS - 0.6%
   5,000,000    0.00%, 11/15/2027, principal only                     960,605
                                                                 ------------
TOTAL U.S. TREASURIES
  (IDENTIFIED COST $50,674,641)                                    49,011,710
                                                                 ------------

CALL OPTIONS PURCHASED - 0.0%
         100    Chicago Board Options Exchange 30-Year
                  Treasury Bond Index, expires 7/22/2000,
                  exercise price $60                                   11,875
                                                                 ------------
TOTAL CALL OPTIONS PURCHASED
  (IDENTIFIED COST $14,050)                                            11,875
                                                                 ------------

SHORT-TERM INVESTMENT - 0.2%

REPURCHASE AGREEMENT - 0.2%
    $242,000    Donaldson, Lufkin and Jenrette
                  Securities Corp., 6.40%,
                  dated 5/31/2000, due 6/1/2000,
                  repurchase price $242,043
                  (Collateralized  by U.S.
                  Government Securities)                              242,000
                                                                 ------------
TOTAL SHORT-TERM INVESTMENT
  (IDENTIFIED COST $242,000)                                          242,000
                                                                 ------------
TOTAL INVESTMENTS - 98.9%
  (IDENTIFIED COST $166,636,259)                                  159,419,411
                                                                 ------------
OTHER ASSETS, LESS LIABILITIES - 1.1%                               1,812,781
                                                                 ------------
TOTAL NET ASSETS - 100.0%                                        $161,232,192
                                                                 ============


                      (See Notes to Financial Statements.)

Firstar Stellar Strategic Income Fund     May 31, 2000 (Unaudited)

   SHARES,
PRINCIPAL AMOUNT
  OR CONTRACTS                                                        VALUE
----------------                                                      -----
DOMESTIC EQUITY - 11.1%

COMMON STOCKS - 3.8%

AUTOMOTIVE PARTS & EQUIPMENT - 0.6%
      20,000    Dana Corp.                                           $522,250
      15,000    Goodyear Tire & Rubber Co. (The)                      373,125
                                                                 ------------
                Total                                                 895,375
                                                                 ------------

BANKING & FINANCE - 0.5%
      10,000    Banc One Corp.                                        330,625
      15,000    KeyCorp                                               315,000
                                                                 ------------
                Total                                                 645,625
                                                                 ------------

INSURANCE - 0.2%
      22,500    Ohio Casualty Corp.                                   268,594
                                                                 ------------

RETAIL - 0.3%
      20,000    Penney (J.C.) Co., Inc.                               362,500
                                                                 ------------

TOBACCO - 0.8%
      40,000    Philip Morris Cos., Inc.                            1,045,000
                                                                 ------------

UTILITIES - 1.4%
      12,500    Central and South West Corp.                          260,156
       1,900    GPU, Inc.                                              53,675
      20,000    Kansas City Power & Light Co.                         473,750
      25,000    TXU Corp.                                             893,750
      14,900    Western Resources, Inc.                               232,813
                                                                 ------------
                Total                                               1,914,144
                                                                 ------------
TOTAL COMMON STOCKS
  (IDENTIFIED COST $4,859,683)                                      5,131,238
                                                                 ------------

PREFERRED STOCKS - 7.3%

ENERGY - 1.2%
      68,200    Enron Capital Trust I, $2.08                        1,628,275
                                                                 ------------

FINANCE - 4.8%
      40,000    Merrill Capital Trust V,  $1.82                       865,000
      11,100    MSDW Capital Trust I, $1.78                           231,019
     136,500    PLC Capital Trust I,  Series B, $2.06               3,054,188
      75,000    SI Financing Trust I, $2.38                         1,917,188
      25,000    TXU Capital Trust II, $2.18                           620,313
                                                                 ------------
                Total                                               6,687,708
                                                                 ------------

TELECOMMUNICATIONS - 0.8%
      50,000    MCI Capital I, Series A, $2.00                      1,152,344
                                                                 ------------

UTILITIES - 0.5%
      32,500    Alabama Power Capital Trust II,  $1.90                710,938
                                                                 ------------
TOTAL PREFERRED STOCKS
  (IDENTIFIED COST $11,010,313)                                    10,179,265
                                                                 ------------
TOTAL DOMESTIC EQUITY
  (IDENTIFIED COST $15,869,996)                                    15,310,503
                                                                 ------------

REAL ESTATE INVESTMENT TRUSTS - 20.1%
      10,000    Apartment Investment & Management Co.                 400,625
      20,000    Archstone Communities Trust                           433,750
      55,000    Bedford Property Investors, Inc.                      979,687
      45,000    Brandywine Realty Trust                               795,938
      30,000    CarrAmerica Realty Corp.                              750,000
       5,000    Crescent Real Estate Equities Co.                     102,187
     130,000    Developers Diversified Realty Corp.                 1,876,875
      15,000    Duke-Weeks Realty Corp.                               323,438
      20,000    EastGroup Properties, Inc.                            430,000
      60,000    Equity Residential Properties Trust,
                  Pfd., $1.81                                       1,335,000
      84,637    Healthcare Realty Trust, Inc.                       1,407,090
      23,000    Highwoods Properties, Inc., Pfd., $2.00               419,750
      55,000    Hospitality Properties Trust                        1,265,000
      42,100    Kimco Realty Corp., Cumulative
                  Pfd., $2.13                                         899,888
     170,000    LaSalle Hotel Properties                            2,380,000
     162,000    Lexington Corporate Properties Trust                1,782,000
      70,000    Liberty Property Trust                              1,750,000
      30,000    Pacific Gulf Properties Inc.                          693,750
      84,356    Pennsylvania Real Estate Investment Trust           1,470,958
      55,000    Public Storage, Inc., Pfd., Series F, $2.44         1,357,812
     175,000    RFS Hotel Investors, Inc.                           2,100,000
      77,300    Realty Income Corp.                                 1,826,212
      20,000    Reckson Associates Realty Corp.                       438,750
     148,700    Sizeler Property Investors, Inc.                    1,068,782
      20,000    Storage USA, Inc.                                     601,250
     114,000    Winston Hotels, Inc.                                  862,125
                                                                 ------------
TOTAL REAL ESTATE INVESTMENT TRUSTS
  (IDENTIFIED COST $30,607,369)                                    27,750,867
                                                                 ------------

CORPORATE BONDS - 40.2%

AUTOMOTIVE - 2.0%
  $2,925,000    Ford Motor Co., 7.50%, 8/1/2026                     2,681,783
                                                                 ------------

BANKS & SAVINGS INSTITUTIONS - 1.7%
     500,000    Capital Holding Corp., 9.25%, 5/7/2001                503,939
   2,000,000    Wells Fargo & Co., 7.96%, 12/15/2026                1,777,690
                                                                 ------------
                Total                                               2,281,629
                                                                 ------------

COMPUTERS - 2.2%
   3,500,000    Dell Computer Corp., 7.10%, 4/15/2028               3,034,808
                                                                 ------------

DIVERSIFIED ENERGY - 1.6%
   2,000,000    Occidental Petroleum Corp.,
                  10.69%, 7/27/2000                                 2,223,140
                                                                 ------------

ENERGY - 4.4%
     750,000    Ashland Inc., Series F, 7.90%, 8/5/2006               724,753
   1,500,000    Ashland Inc., 7.78%, 9/19/2016                      1,377,233
   2,000,000    Atlantic Richfield Co., Series B,
                  8.60%, 5/15/2012                                  2,126,534
     500,000    Chevron Capital USA, Inc.,
                  7.45%, 8/15/2004                                    491,714
   1,000,000    Coastal Corp., 9.625%, 5/15/2012                    1,097,422
     289,000    Duke Energy Corp., 7.875%, 5/1/2024                   272,458
                                                                 ------------
                Total                                               6,090,114
                                                                 ------------

FINANCE - 6.4%
   2,000,000    Banc One Corp., 8.00%, 4/29/2027                    1,899,840
   2,000,000    Finova Capital Corp., 9.125%, 2/27/2002             1,735,908
   1,500,000    International Lease Finance Corp.,
                  8.375%, 12/15/2004                                1,524,641
   4,150,000    NationsBank Capital Trust IV,
                  8.25%, 4/15/2027                                  3,749,894
                                                                 ------------
                Total                                               8,910,283
                                                                 ------------

GROCERY STORE - RETAIL - 2.2%
   3,000,000    Safeway, Inc., Medium Term Note,
                  8.57%, 4/1/2003                                   3,025,560
                                                                 ------------

HOUSEHOLD PRODUCTS - 1.3%
   2,000,000    Procter & Gamble Co., 7.375%, 3/1/2023              1,857,752
                                                                 ------------

INDUSTRIAL - 1.2%
   2,000,000    Lockheed Martin Corp.,
                  7.875%, 3/15/2023                                 1,706,600
                                                                 ------------

INSURANCE - 1.5%
   2,000,000    Ohio National Life Insurance Co.,
                  8.875%, 7/15/2004                                 2,031,284
                                                                 ------------

REAL ESTATE INVESTMENT TRUSTS - 7.4%
   2,000,000    AvalonBay Communities, Inc.,
                  6.80%, 7/15/2006                                  1,831,362
   2,000,000    EOP Operating LP, 6.763%, 6/15/2007                 1,804,046
   2,000,000    Highwoods Forsyth LP, 7.19%, 6/15/2004              1,859,470
   1,125,000    Irvine Apartment Communities, Inc.,
                  7.00%, 10/1/2007                                    967,924
   1,000,000    Post Apartment Homes LP,
                  7.30%, 4/1/2004                                     973,396
   2,000,000    Spieker Properties, Inc., 8.00%, 7/19/2005          1,960,944
   1,000,000    Spieker Properties, Inc., 7.35%, 12/1/2017            846,974
                                                                 ------------
                Total                                              10,244,116
                                                                 ------------

RETAIL & APPAREL - 4.0%
   2,250,000    Federated Department Stores, Inc.,
                  7.45%, 7/15/2017                                  2,013,959
   1,000,000    May Department Stores Company (The),
                  7.625%, 8/15/2013                                   958,469
   1,050,000    Penney (J.C.) Co., Inc., 9.45%, 7/15/2002           1,036,777
   1,000,000    Penney (J.C.) Co., Inc., 7.95%, 4/1/2017              766,656
     725,000    Sears, Roebuck & Co., 8.66%, 10/2/2006                740,469
                                                                 ------------
                Total                                               5,516,330
                                                                 ------------

TELECOMMUNICATIONS - 2.3%
   3,500,000    GTE Corp., 7.83%, 5/1/2023                          3,225,807
                                                                 ------------

TOBACCO - 0.7%
   1,017,000    Philip Morris Cos., Inc., 7.125%, 8/15/2002           991,124
                                                                 ------------

UTILITIES - 1.3%
   2,000,000    Northern Illinois Gas Co.,
                  7.26%, 10/15/2025                                 1,776,228
                                                                 ------------
TOTAL CORPORATE BONDS
  (IDENTIFIED COST $61,684,339)                                    55,596,558
                                                                 ------------

INTERNATIONAL SECURITIES - 11.6%

CLOSED-END INVESTMENT COMPANIES - 1.8%
     220,000    First Commonwealth Fund Inc.                        1,925,000
     125,000    First Australia Prime Income Fund                     515,625
                                                                 ------------
                Total                                               2,440,625
                                                                 ------------

ELECTRONICS - 0.7%
   1,000,000    Koninklijke Philips Electronics NV,
                  8.375%, 9/15/2006                                 1,022,266
                                                                 ------------

FINANCE - 5.4%
   3,700,000    ABN-AMRO Bank NV, New York,
                  7.75%, 5/15/2023                                  3,411,996
   4,500,000    Zurich Capital Trust, 8.376%, 6/1/2037              4,058,100
                                                                 ------------
                Total                                               7,470,096
                                                                 ------------

INTERNATIONAL OIL - 3.7%
     144,300    TransCanada PipeLines Ltd., Pfd., $2.13             3,201,656
   1,645,000    TransCanada PipeLines Ltd.,
                  9.875%, 1/1/2021                                  1,885,116
                                                                 ------------
                Total                                               5,086,772
                                                                 ------------
TOTAL INTERNATIONAL SECURITIES
  (IDENTIFIED COST $19,125,901)                                    16,019,759
                                                                 ------------

MORTGAGE-BACKED SECURITIES - 15.2%

FANNIE MAE - 4.1%
     228,953    7.00%, 11/1/2006                                      223,944
     287,393    7.50%, 4/1/2007                                       286,450
     235,125    8.40%, REMIC, 8/25/2019                               238,265
   1,398,298    8.00%, 4/1/2020                                     1,393,495
      48,847    7.50%, REMIC, 5/25/2020                                48,670
     543,567    9.50%, REMIC, 6/25/2020                               563,899
   2,992,752    8.00%, 2/1/2030                                     2,970,572
                                                                 ------------
                Total                                               5,725,295
                                                                 ------------

FREDDIE MAC - 4.8%
      14,420    11.00%, 4/1/2003                                       14,593
     670,000    10.00%, REMIC, 12/15/2020                             696,985
   2,000,000    10.00%, REMIC, 1/15/2021                            2,121,471
     360,703    9.00%, 5/1/2021                                       372,252
     682,965    7.50%, REMIC, 7/15/2021                               683,535
   2,000,000    7.50%, REMIC, 5/20/2024                             1,990,218
     759,050    8.50%, 6/1/2024                                       771,915
                                                                 ------------
                Total                                               6,650,969
                                                                 ------------

GINNIE MAE - 6.3%
      65,380    9.00%, 7/15/2016                                       67,671
     203,257    9.00%, 1/15/2022                                      210,071
   4,000,000    7.50%, REMIC, 5/16/2023                             3,947,584
     330,743    8.00%, 11/20/2026                                     330,147
     530,001    7.50%, 12/15/2026                                     521,546
   1,005,822    7.50%, 2/20/2027                                      983,549
   2,773,174    6.50%, 12/20/2028                                   2,581,619
                                                                 ------------
                Total                                               8,642,187
                                                                 ------------
TOTAL MORTGAGE-BACKED SECURITIES
  (IDENTIFIED COST $21,758,988)                                    21,018,451
                                                                 ------------

PUT OPTIONS PURCHASED - 0.0%
         100    Anheuser-Busch Companies, Inc.,
                  expires 6/17/2000, exercise price $50                   940
         100    Citigroup Inc., expires 6/17/2000,
                  exercise price $47.50                                   940
         100    Home Depot, Inc. (The), expires 11/18/2000,
                  exercise price $45                                   35,000
         200    Kohl's Corp., expires 7/22/2000,
                  exercise price $37.50                                11,250
         100    Merrill Lynch & Co., expires 7/22/2000,
                  exercise price $80                                   16,875
                                                                 ------------
TOTAL PUT OPTIONS PURCHASED
  (IDENTIFIED COST $78,616)                                            65,005
                                                                 ------------

SHORT-TERM INVESTMENT - 1.2%

REPURCHASE AGREEMENT - 1.2%
  $1,599,000    Donaldson, Lufkin and Jenrette Securities
                  Corp., 6.40%, dated 5/31/2000, due
                  6/1/2000, repurchase price $1,599,284
                  (Collateralized by U.S. Government
                  Securities)                                       1,599,000
                                                                 ------------
TOTAL SHORT-TERM INVESTMENT
  (IDENTIFIED COST $1,599,000)                                      1,599,000
                                                                 ------------
TOTAL INVESTMENTS - 99.4%
  (IDENTIFIED COST $150,724,209)                                  137,360,143

                                                                 ------------
OTHER ASSETS, LESS LIABILITIES - 0.6%                                 889,446
                                                                 ------------
TOTAL NET ASSETS - 100.0%                                        $138,249,589
                                                                 ============


SCHEDULE OF CALL OPTIONS WRITTEN
         125    Central and South West Corp.,
                  expires 8/19/2000, exercise price $20                21,094
          50    Crescent Real Estate Equities Co.,
                  expires 7/22/2000, exercise price $17.50             15,938
         200    Penney (J.C.) Co., Inc., expires 8/19/2000,
                  exercise price $17.50                                30,000
         400    Philip Morris Cos., Inc., expires 1/20/2001,
                  exercise price $25                                  175,000
         100    TXU Corp., expires 7/22/2000,
                  exercise price $35                                   15,625
                                                                 ------------
TOTAL CALL OPTIONS WRITTEN
  (PREMIUMS RECEIVED $146,434)                                        257,657
                                                                 ------------

SCHEDULE OF PUT OPTIONS WRITTEN
         100    Goodyear Tire & Rubber Co. (The),
                  expires 7/22/2000, exercise price $25                14,375
         100    Home Depot, Inc. (The), expires 11/18/2000,
                  exercise price $55                                   89,375
         200    Kohl's Corp., expires 7/22/2000,
                  exercise price $45                                   40,000
         100    Merrill Lynch & Co., expires 7/22/2000,
                  exercise price $90                                   42,500
         200    Starwood Hotels & Resorts Worldwide, Inc.,
                  expires 8/19/2000, exercise price $25                20,000
          50    U S WEST, Inc., expires 7/22/2000,
                  exercise price $65                                    9,375
                                                                 ------------
TOTAL PUT OPTIONS WRITTEN
  (PREMIUMS RECEIVED $237,698)                                        215,625
                                                                 ------------
TOTAL OPTIONS WRITTEN
  (PREMIUMS RECEIVED $384,132)                                       $473,282
                                                                 ============


                      (See Notes to Financial Statements.)

Abbreviations to Portfolios of Investments

The following abbreviations are used in these portfolios:

AMBAC --  American Municipal Bond Assurance Corporation
FGIC  --  Financial Guaranty Insurance Company
FSA   --  Financial Security Assurance
GO    --  General Obligation
HFDA  --  Health Facility Development Authority
HFDC  --  Health Facility Development Corporation
INS   --  Insured
LP    --  Limited Partnership
LT    --  Limited Tax
MBIA  --  Municipal Bond Investors Assurance
PCA   --  Pollution Control Authority
PFA   --  Public Facility Authority
PFD   --  Preferred
REMIC --  Real Estate Mortgage Investment Conduit
UT    --  Unlimited Tax

Statements of Assets and Liabilities
May 31, 2000 (Unaudited)

                                                        Firstar Stellar          Firstar Stellar          Firstar Stellar
                                                            Insured              U.S. Government             Strategic
                                                            Tax-Free                  Income                   Income
                                                           Bond Fund                   Fund                     Fund
                                                        ---------------          ---------------          ---------------
ASSETS:
   Total investments in securities, at value              $152,964,964             $159,419,411             $137,360,143
   Cash                                                             --                      864                       --
   Income receivable                                         2,752,936                2,131,407                1,776,873
   Receivable for investments sold                                  --                       --                1,429,260
   Receivable for Fund shares sold                             350,000                   56,690                   10,009
   Other assets                                                 23,190                   20,303                   36,644
                                                          ------------             ------------             ------------
        Total assets                                       156,091,090              161,628,675              140,612,929
                                                          ------------             ------------             ------------

LIABILITIES:
   Payable for investments purchased                                --                       --                1,340,500
   Payable for Fund shares redeemed                            266,314                   80,821                   88,284
   Payable to bank                                                  --                       --                   77,536
   Income distribution payable                                      --                  152,232                  179,595
   Options written, at value                                        --                       --                  473,282
   Payable to affiliates                                       147,836                  158,315                  194,714
   Accrued expenses                                              7,590                    5,115                    9,429
                                                          ------------             ------------             ------------
        Total liabilities                                      421,740                  396,483                2,363,340
                                                          ------------             ------------             ------------
NET ASSETS                                                $155,669,350             $161,232,192             $138,249,589
                                                          ------------             ------------             ------------
                                                          ------------             ------------             ------------

NET ASSETS CONSIST OF:
   Paid in capital                                        $157,756,780             $170,388,780             $180,069,794
   Accumulated undistributed (distributions in excess of)
        net investment income                                    3,279                       --                 (465,496)
   Accumulated undistributed net realized gain (loss)
        on investments and options                             251,372               (1,939,740)             (27,901,493)
   Net unrealized depreciation on
        investments and options                             (2,342,081)              (7,216,848)             (13,453,216)
                                                          ------------             ------------             ------------
        Total net assets                                  $155,669,350             $161,232,192             $138,249,589
                                                          ============             ============             ============

NET ASSETS:
   A Shares                                               $155,669,340             $159,911,214                       $8
   B Shares                                                         10                1,320,978              138,249,581
                                                          ------------             ------------             ------------
        Total net assets                                  $155,669,350             $161,232,192             $138,249,589
                                                          ============             ============             ============

SHARES OUTSTANDING:
   A Shares                                                 15,949,835               17,237,526                        1
   B Shares                                                          1                  142,458               16,609,431
                                                          ------------             ------------             ------------
        Total shares outstanding                            15,949,836               17,379,984               16,609,432
                                                          ============             ============             ============

NET ASSET VALUE PER SHARE:
   A Shares                                                      $9.76                    $9.28                    $8.32
   B Shares                                                      $9.76                    $9.27                    $8.32
                                                          ------------             ------------             ------------

OFFERING PRICE PER SHARE:
   A Shares                                                     $10.17                    $9.67                    $8.67
   B Shares                                                      $9.76                    $9.27                    $8.32
                                                          ------------             ------------             ------------

REDEMPTION PROCEEDS PER SHARE:
   A Shares                                                      $9.76                    $9.28                    $8.32
   B Shares                                                      $9.27                    $8.81                    $7.90
                                                          ------------             ------------             ------------
Investments, at identified cost                           $155,307,045             $166,636,259             $150,724,209
                                                          ============             ============             ============
Investments, at tax cost                                  $155,307,045             $166,661,329             $151,798,067
                                                          ============             ============             ============

                      (See Notes to Financial Statements.)

Statements of Operations
Six Months Ended May 31, 2000 (Unaudited)

                                                             Firstar Stellar     Firstar Stellar     Firstar Stellar
                                                                 Insured         U.S. Government        Strategic
                                                                 Tax-Free             Income              Income
                                                                Bond Fund              Fund                Fund
                                                             ---------------     ---------------     ---------------
INVESTMENT INCOME:
   Interest income                                               $4,135,619          $5,466,100          $3,904,201
   Dividend income                                                       --                  --           2,703,442
                                                                 ----------          ----------          ----------
          Total income                                            4,135,619           5,466,100           6,607,643
                                                                 ----------          ----------          ----------

EXPENSES:
   Investment advisory fees                                         596,629             493,490             700,668
   Shareholder services fees                                        198,873             205,620             184,193
   Administration fees                                               87,505              90,473              81,130
   Portfolio accounting fees                                         27,116              32,391              29,223
   Custodian fees                                                    19,888              20,562              18,439
   Transfer and dividend disbursing agent fees and expenses          19,183              20,655              29,460
   Federal and state registration fees                                6,717               7,783               4,426
   Auditing fees                                                      5,817               5,793               5,817
   Printing and postage                                               3,747               5,037              14,630
   Trustees' fees                                                     2,602               2,602               2,602
   Legal fees                                                         1,066               1,082               1,082
   Miscellaneous                                                      2,013               2,196               2,196
                                                                 ----------          ----------          ----------
          Total expenses                                            971,156             887,684           1,073,866
                                                                 ----------          ----------          ----------

Waivers--
   Waiver of investment advisory fees                              (159,101)                 --                  --
   Waiver of shareholder services fees                              (87,680)            (90,647)            (81,864)
                                                                 ----------          ----------          ----------
          Total  waivers                                           (246,781)            (90,647)            (81,864)
                                                                 ----------          ----------          ----------
             Net expenses                                           724,375             797,037             992,002
                                                                 ----------          ----------          ----------
                 NET INVESTMENT INCOME                            3,411,244           4,669,063           5,615,641
                                                                 ----------          ----------          ----------

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND OPTIONS:
Net realized gain (loss) on investments and options                 251,431            (676,083)         (5,389,908)
Net change in unrealized appreciation (depreciation)
  on investments and options                                     (2,592,350)         (1,857,712)          2,170,255
                                                                 ----------          ----------          ----------

NET REALIZED AND UNREALIZED LOSS ON INVESTMENTS AND OPTIONS      (2,340,919)         (2,533,795)         (3,219,653)
                                                                 ----------          ----------          ----------
CHANGE IN NET ASSETS RESULTING FROM OPERATIONS                   $1,070,325          $2,135,268          $2,395,988
                                                                 ==========          ==========          ==========

                      (See Notes to Financial Statements.)

Statements of Changes in Net Assets

                                                                                   Firstar Stellar             Firstar Stellar
                                                    Firstar Stellar Insured        U.S. Government                Strategic
                                                      Tax-Free Bond Fund             Income Fund                 Income Fund
                                                   -------------------------   -----------------------    -------------------------
                                                   Six Months                 Six Months                  Six Months
                                                     Ended       Year Ended      Ended      Year Ended      Ended       Year Ended
                                                  May 31, 2000  November 30, May 31, 2000  November 30,  May 31, 2000  November 30,
                                                  (unaudited)       1999      (unaudited)      1999      (unaudited)       1999
                                                  ------------  ------------ ------------  ------------  ------------  ------------
INCREASE (DECREASE) IN NET ASSETS
OPERATIONS--
Net investment income                              $3,411,244    $6,768,988   $4,669,063    $8,588,157    $5,615,641   $13,167,719
Net realized gain (loss) on investments
   and options                                        251,431        92,300     (676,083)     (811,188)   (5,389,908)  (17,555,019)
Net change in unrealized appreciation
   (depreciation) on investments and options       (2,592,350)   (8,739,502)  (1,857,712)  (11,492,349)    2,170,255    (5,028,961)
                                                 ------------  ------------ ------------  ------------  ------------  ------------
   Change in net assets resulting from operations   1,070,325    (1,878,214)   2,135,268    (3,715,380)    2,395,988    (9,416,261)
                                                 ------------  ------------ ------------  ------------  ------------  ------------

DISTRIBUTIONS TO SHAREHOLDERS--
   Distributions from net investment income
       A Shares                                    (3,414,476)   (6,874,733)  (4,632,986)   (8,553,900)           --            --
       B Shares                                            --            --      (36,077)      (44,235)   (6,081,499)  (13,047,652)
   Distributions in excess of net
     investment income
       B Shares                                            --            --           --            --            --      (142,618)
   Distributions from net realized gain on
     investments and options
       A Shares                                       (91,558)     (167,577)          --            --            --            --
                                                 ------------  ------------ ------------  ------------  ------------  ------------
   Change in net assets from distributions to
       shareholders                                (3,506,034)   (7,042,310)  (4,669,063)   (8,598,135)   (6,081,499)  (13,190,270)
                                                 ------------  ------------ ------------  ------------  ------------  ------------

SHARE TRANSACTIONS--
Proceeds from sales of shares                      13,129,636    37,245,264   20,481,487    62,147,773     8,780,425    39,163,705
Net asset value of shares issued to shareholders
   in payment of distributions declared               166,418       158,664    1,901,786     3,007,102     1,630,859     3,845,725
Cost of shares redeemed                           (15,446,598)  (20,459,273) (22,170,562)  (38,365,710)  (29,081,720)  (62,150,941)
                                                 ------------  ------------ ------------  ------------  ------------  ------------
   Change in net assets from share transactions    (2,150,544)   16,944,655      212,711    26,789,165   (18,670,436)  (19,141,511)
                                                 ------------  ------------ ------------  ------------  ------------  ------------
       Change in net assets                        (4,586,253)    8,024,131   (2,321,084)   14,475,650   (22,355,947)  (41,748,042)
                                                 ------------  ------------ ------------  ------------  ------------  ------------

NET ASSETS:
Beginning of period                               160,255,603   152,231,472  163,553,276   149,077,626   160,605,536   202,353,578
                                                 ------------  ------------ ------------  ------------  ------------  ------------
End of period                                    $155,669,350  $160,255,603 $161,232,192  $163,553,276  $138,249,589  $160,605,536
                                                 ============  ============ ============  ============  ============  ============
Accumulated undistributed
   net investment income included
   in net assets at end of period                      $3,278        $6,511           --            --     $(465,496)         $362
                                                 ------------  ------------ ------------  ------------  ------------  ------------

                      (See Notes to Financial Statements.)

Financial Highlights
(For a share outstanding throughout each period)

                                        NET REALIZED
                                            AND                                    DISTRIBUTIONS   DISTRIBUTIONS     DISTRIBUTIONS
               NET ASSET                 UNREALIZED                 DISTRIBUTIONS    IN EXCESS        FROM NET     IN EXCESS OF NET
                 VALUE,        NET     GAIN (LOSS) ON   TOTAL FROM     FROM NET        OF NET      REALIZED GAIN     REALIZED GAIN
PERIOD ENDED   BEGINNING   INVESTMENT   INVESTMENTS     INVESTMENT    INVESTMENT     INVESTMENT    ON INVESTMENTS   ON INVESTMENTS
NOVEMBER 30,   OF PERIOD     INCOME     AND OPTIONS     OPERATIONS      INCOME         INCOME       AND OPTIONS     AND OPTIONS (D)
------------   ---------   ----------  --------------  -----------  --------------  ------------   --------------   ---------------
FIRSTAR STELLAR INSURED TAX-FREE BOND FUND
A SHARES
1997(a)          $10.00        0.44          0.24           0.68         (0.43)         --              --               --
1998             $10.25        0.46          0.26           0.72         (0.46)         --            (0.02)             --
1999             $10.49        0.44         (0.55)         (0.11)        (0.45)         --            (0.01)             --
2000(i)           $9.92        0.21         (0.15)          0.06         (0.21)         --            (0.01)             --

B SHARES
2000(j)           $9.95        0.07         (0.19)         (0.12)        (0.07)         --              --               --

FIRSTAR STELLAR U.S. GOVERNMENT INCOME FUND
A SHARES
1995              $9.24        0.60          0.74           1.34         (0.60)         --              --               --
1996              $9.98        0.57         (0.15)          0.42         (0.57)         --              --               --
1997              $9.83        0.57          0.04           0.61         (0.57)         --              --               --
1998              $9.87        0.56          0.30           0.86         (0.55)         --              --               --
1999             $10.18        0.52         (0.76)         (0.24)        (0.52)         --              --               --
2000(i)           $9.42        0.27         (0.14)          0.13         (0.27)         --              --               --

B SHARES
1998(c)           $9.89        0.36          0.29           0.65         (0.36)         --              --               --
1999             $10.18        0.52         (0.76)         (0.24)        (0.52)         --              --               --
2000(i)           $9.42        0.27         (0.15)          0.12         (0.27)         --              --               --

FIRSTAR STELLAR STRATEGIC INCOME FUND
A SHARES
2000(j)           $8.32        0.11           --            0.11         (0.11)         --              --               --

B SHARES
1995(b)          $10.00        0.69          0.55           1.24         (0.67)         --            (0.04)           (0.00)(h)
1996             $10.53        0.73         (0.04)          0.69         (0.72)         --              --               --
1997             $10.50        0.73          0.18           0.91         (0.74)         --              --               --
1998             $10.67        0.72         (0.94)         (0.22)        (0.73)         --            (0.10)             --
1999              $9.62        0.64         (1.10)         (0.46)        (0.63)       (0.01)            --               --
2000(i)           $8.52        0.32         (0.18)          0.14         (0.34)         --              --               --


                                                           RATIOS TO AVERAGE NET ASSETS
                                                    --------------------------------------------      NET ASSETS,
                   NET ASSET                                        NET             EXPENSE               END          PORTFOLIO
     TOTAL        VALUE, END         TOTAL                       INVESTMENT         WAIVER/            OF PERIOD        TURNOVER
 DISTRIBUTIONS     OF PERIOD       RETURN (E)       EXPENSES       INCOME      REIMBURSEMENT (G)     (000 OMITTED)        RATE
 -------------    ----------       ----------       --------     ----------    -----------------     -------------     ---------

     (0.43)         $10.25           6.91%           0.79%(f)      4.66%(f)          0.45%(f)          $128,591           15%
     (0.48)         $10.49           7.20%           0.79%         4.43%             0.45%             $152,231           14%
     (0.46)          $9.92          (1.13)%          0.86%         4.27%             0.37%             $160,256           15%
     (0.22)          $9.76           0.59%           0.91%(f)      4.29%(f)          0.31%(f)          $155,669            6%

     (0.07)          $9.76          (1.21)%          0.97%(f)      4.30%(f)          0.29%(f)                --            6%

     (0.60)          $9.98          14.90%           0.92%         6.23%             0.20%             $109,666          236%
     (0.57)          $9.83           4.46%           0.92%         5.88%             0.20%             $138,874          158%
     (0.57)          $9.87           6.46%           0.89%         5.88%             0.20%             $137,445          140%
     (0.55)         $10.18           9.00%           0.91%         5.51%             0.20%             $148,773           88%
     (0.52)          $9.42          (2.34)%          0.93%         5.38%             0.16%             $162,523          122%
     (0.27)          $9.28           1.35%           0.97%(f)      5.68%(f)          0.11(f)           $159,911           31%

     (0.36)         $10.18           6.71%           0.91%(f)      5.51%(f)          0.20%(f)              $305           88%
     (0.52)          $9.42          (2.36)%          0.93%         5.38%             0.16%               $1,030          122%
     (0.27)          $9.27           1.25%           0.97%(f)      5.68%(f)          0.11%(f)            $1,321           31%

     (0.11)          $8.32           1.32%           1.42%(f)      6.94%(f)          0.09%(f)                --           29%

     (0.71)         $10.53          12.71%           1.47%(f)      7.41%(f)          0.30%(f)           $47,513          258%
     (0.72)         $10.50           6.99%           1.36%         7.26%             0.20%             $110,775          201%
     (0.74)         $10.67           9.02%           1.26%         7.13%             0.20%             $179,413          142%
     (0.83)          $9.62          (2.16)%          1.26%         7.19%             0.20%             $202,354          146%
     (0.64)          $8.52          (4.99)%          1.28%         6.95%             0.16%             $160,605           73%
     (0.34)          $8.32           1.77%           1.35%(f)      7.62%(f)          0.11%(f)          $138,250           29%

(a) Reflects operations for the period from December 30, 1996 (date of initial public investment) to November 30, 1997.
(b) Reflects operations for the period from December 12, 1994 (date of initial public investment) to November 30, 1995.
(c) Reflects operations for the period from April 27, 1998 (date of initial public investment) to November 30, 1998.
(d) Distributions are determined in accordance with federal income tax regulations which may differ from generally accepted accounting principles. These distributions did not represent a return of capital for federal income tax purposes.
(e) Based on net asset value, which does not reflect the sales charge or contingent deferred sales charge if applicable.
(f)       Computed on an annualized basis.
(g) This voluntary expense decrease is reflected in both the expense and net investment income ratios.
(h)       Less than one cent per share.
(i)       For the six months ended May 31, 2000 (unaudited).
(j) Reflects operations for the period from March 31, 2000 (date of initial public investment) to May 31, 2000 (unaudited).

                      (See Notes to Financial Statements.)

Notes to Financial Statements
MAY 31, 2000 (UNAUDITED)

(1) ORGANIZATION

Firstar Stellar Funds (the "Trust") is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company. The Trust consists of ten diversified portfolios and two non-diversified portfolios. The financial statements of the following portfolios (individually referred to as the "Fund", or collectively as the "Funds") are presented herein along with each Fund's investment objective:

  PORTFOLIO NAME                          INVESTMENT OBJECTIVE
  --------------                          --------------------
Firstar Stellar Insured Tax-              Provide current income which
  Free Bond Fund                             is exempt from federal
  ("Stellar Tax-Free Bond Fund")             income tax.

Firstar Stellar U.S. Government           Provide current income.
  Income Fund ("U.S.
  Government Income Fund")

Firstar Stellar Strategic Income Fund     Generate high current income.
  ("Strategic Income Fund")

The financial statements of the Money Market and Stock Funds are presented separately. The assets of each portfolio are segregated and a shareholder's interest is limited to the portfolio in which shares are held.

The Stellar Tax-Free Bond Fund, U.S. Government Income Fund and Strategic Income Fund each issue two classes of shares (A and B Shares). Class A Shares are subject to an initial sales charge imposed at the time of purchase, in accordance with the Funds' prospectus. The maximum sales charge on Class A Shares is 4.00% of the offering price or 4.17% of the net asset value. The Class B Shares are subject to a contingent deferred sales charge at the time of redemption, in accordance with the Funds' prospectus. The maximum sales charge is 5% for redemptions in the first year, 4% in the second year, 3% in the third and fourth years, 2% in the fifth year, 1% in the sixth year and 0% thereafter.

(2) SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Funds in the preparation of their financial statements. These policies are in conformity with generally accepted accounting principles.

A. INVESTMENT VALUATIONS

Equity securities traded on a securities exchange and securities traded in the over-the-counter market are valued at the last reported sales price on the day of valuation; other securities for which no sale was reported on that date, are valued at the last quoted bid price. Corporate and municipal bonds, asset-backed securities and U.S. government securities are valued using the last quoted bid price as furnished by an independent pricing service. Short-term securities with remaining maturities of sixty days or less at the time of purchase are valued at amortized cost, which approximates fair market value. Investments in open-end regulated investment companies are valued at net asset value.

B. REPURCHASE AGREEMENTS

It is the policy of the Funds to require a custodian bank to take possession, to have legally segregated in the Federal Reserve Book Entry System, or to have segregated within the custodian bank's vault, all securities held as collateral under repurchase agreement transactions. Additionally, procedures have been established by the Funds to monitor, on a daily basis, the market value of each repurchase agreement's collateral to ensure that the value of collateral at least equals the repurchase price to be paid under the repurchase agreement transaction.

The Funds will only enter into repurchase agreements with banks and other recognized financial institutions, such as broker/dealers, which are deemed by the Funds' adviser to be creditworthy pursuant to the guidelines and/or standards approved or established by the Board of Trustees (the "Trustees"). Risks may arise from the potential inability of counterparties to honor the terms of the repurchase agreement. Accordingly, the Funds could receive less than the repurchase price on the sale of collateral securities.

C. INVESTMENT INCOME, EXPENSES AND DISTRIBUTIONS

Interest income and expenses are accrued daily. Dividend income is recorded on the ex-dividend date. Net investment income, other than class specific expenses, and realized and unrealized gains and losses are allocated daily to each class of shares based upon the relative net asset value of outstanding shares (or the value of dividend-eligible shares, as appropriate) of each class of shares at the beginning of the day (after adjusting for the current day's capital share activity of the respective class). Distributions to shareholders are recorded on the ex-dividend date.

D. FEDERAL TAXES

It is each Fund's policy to comply with the provisions of the Internal Revenue Code, as amended, (the "Code") applicable to regulated investment companies and to distribute to shareholders each year substantially all of its income. Accordingly, no provisions for federal taxes are necessary.

The character of distributions made during the year from net investment income or net realized gain may differ from the characterization for federal income tax purposes due to differences in the recognition of income, expense and gain items for financial statement and tax purposes. Where appropriate, reclassifications between net asset accounts are made for such differences that are permanent in nature.

At November 30, 1999, the U.S. Government Income Fund and Strategic Income Fund for federal tax purposes, had capital loss carryforwards, as noted below, which will reduce the Funds' taxable income arising from future net realized gains on investments, if any, to the extent permitted by the Code, and thus will reduce the amount of the distributions to shareholders which would otherwise be necessary to relieve the Funds of any liability for federal tax.

                                         TOTAL CAPITAL-LOSS
        FUND                                CARRYFORWARD
        ----                                ------------
U.S. Government Income Fund                  $1,255,773
Strategic Income Fund                       $21,689,538

Pursuant to the Code, the capital loss carryforward for the U.S. Government Income Fund of $451,531 will expire in the year 2004 and $804,242 will expire in the year 2007. The capital loss carryforward for the Strategic Income Fund of $2,607,161 will expire in the year 2006 and $19,082,377 will expire in the year 2007.

E. WHEN-ISSUED AND DELAYED DELIVERY TRANSACTIONS

The Funds may engage in when-issued or delayed delivery transactions. The Funds record when-issued securities on the trade date and maintain security positions such that sufficient liquid assets will be available to make payment for the securities purchased. Securities purchased on a when-issued or delayed delivery basis are marked to market daily and begin earning interest on the settlement date.

F. OPTION CONTRACTS WRITTEN

The U.S. Government Income Fund and Strategic Income Fund may write "covered" call option contracts. The Strategic Income Fund may also write "covered" put options. A written option obligates the Funds to deliver (a call) or to receive (a put) the contract amount upon exercise by the holder of the option. The principal reason for writing call or put options is to obtain, through receipt of premiums, a greater current return than would be realized on underlying securities alone. By writing call options, the Fund may forego potential gains on the underlying security. By writing a put option, the Fund risks becoming obligated to purchase the underlying security for more than its current market price upon exercise. Premiums received from writing options are recorded as a liability and an unrealized gain or loss is measured by the difference between the current value and the premium received. For the six months ended
May 31, 2000, the U.S. Government Income Fund and Strategic Income Fund had net realized gain on option contracts both written and purchased of $12,953 and $422,974, respectively.

The following is a summary of the U.S. Government Income Fund and Strategic Income Fund written options activity:

                                                   U.S. GOVERNMENT
                                                     INCOME FUND
                                            -----------------------------
                                            NUMBER OF
                                            CONTRACTS      PROCEEDS*<F23>
                                            ---------      --------------
Outstanding at November 30, 1999               100             $27,099
Contracts closed                              (100)            (27,099)
                                              ----             -------
Outstanding at May 31, 2000                     --             $    --
                                              ====             =======

                                                STRATEGIC INCOME FUND
                                            -----------------------------
                                            NUMBER OF
                                            CONTRACTS      PROCEEDS*<F23>
                                            ---------      --------------
Outstanding at November 30, 1999               400             $47,561
Contracts opened                             4,484           1,158,598
Contracts expired                             (420)            (92,347)
Contracts exercised                           (306)            (38,599)
Contracts closed                            (2,533)           (691,081)
                                            ------            --------
Outstanding at May 31, 2000                  1,625            $384,132
                                            ======            ========

*   Represents premium received less commissions paid.

G. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses reported in the financial statements. Actual results could differ from those estimates.

H. OTHER

Investment transactions are accounted for on the trade date.

(3) SHARES OF BENEFICIAL INTEREST

The Declaration of Trust permits the Trustees to issue an unlimited number of full and fractional shares of beneficial interest (without par value). Transactions in Fund shares were as follows:

                                                                                     STELLAR TAX-FREE BOND FUND
                                                                       ------------------------------------------------------
                                                                           SIX MONTHS ENDED                 YEAR ENDED
                                                                             MAY 31, 2000               NOVEMBER 30, 1999
                                                                      ------------------------      -------------------------
A SHARES                                                                SHARES       DOLLARS          SHARES        DOLLARS
-------------------------------------------------------------------   ----------   -----------      ----------    -----------
Shares sold                                                            1,339,452    $13,129,626      3,637,652    $37,245,264
Shares issued to shareholders in payment of distributions declared        16,977        166,418         15,627        158,664
Shares redeemed                                                       (1,569,001)   (15,446,598)    (2,004,702)   (20,459,273)
                                                                      ----------    -----------     ----------    -----------
     Net change resulting from A Share transactions                     (212,572)   $(2,150,554)     1,648,577    $16,944,655
                                                                      ----------    -----------     ----------    -----------


                                                                                     STELLAR TAX-FREE BOND FUND
                                                                       ------------------------------------------------------
                                                                             PERIOD ENDED
                                                                            MAY 31, 2000*
                                                                      ------------------------
B SHARES                                                                SHARES       DOLLARS
-------------------------------------------------------------------   ----------   -----------
Shares sold                                                                    1            $10
Shares issued to shareholders in payment of distributions declared            --             --
Shares redeemed                                                               --             --
                                                                      ----------    -----------
     Net change resulting from B Share transactions                            1             10
                                                                      ----------    -----------
     Net change resulting from Fund Share transactions                  (212,571)   $(2,150,544)     1,648,577    $16,944,655
                                                                      ==========    ===========     ==========    ===========

*       For the period from March 31, 2000 (date of initial public investment) to May 31, 2000.


                                                                                     U.S. GOVERNMENT INCOME FUND
                                                                      -------------------------------------------------------
                                                                           SIX MONTHS ENDED                 YEAR ENDED
                                                                             MAY 31, 2000               NOVEMBER 30, 1999
                                                                      ------------------------      -------------------------
A SHARES                                                                SHARES       DOLLARS          SHARES        DOLLARS
-------------------------------------------------------------------   ----------   -----------      ----------    -----------
Shares sold                                                            2,127,804    $19,854,049      6,289,821    $61,288,573
Shares issued to shareholders in payment of distributions declared       199,722      1,866,301        305,559      2,976,521
Shares redeemed                                                       (2,337,638)   (21,816,333)    (3,955,245)   (38,262,406)
                                                                      ----------    -----------     ----------    -----------
     Net change resulting from A Share transactions                      (10,112)      $(95,983)     2,640,135    $26,002,688
                                                                      ----------    -----------     ----------    -----------


                                                                                     U.S. GOVERNMENT INCOME FUND
                                                                      -------------------------------------------------------
                                                                           SIX MONTHS ENDED                 YEAR ENDED
                                                                             MAY 31, 2000               NOVEMBER 30, 1999
                                                                      ------------------------      -------------------------
B SHARES                                                                SHARES       DOLLARS          SHARES        DOLLARS
-------------------------------------------------------------------   ----------   -----------      ----------    -----------
Shares sold                                                               67,358       $627,438         87,005       $859,200
Shares issued to shareholders in payment of distributions declared         3,807         35,485          3,161         30,581
Shares redeemed                                                          (38,090)      (354,229)       (10,742)      (103,304)
                                                                      ----------    -----------     ----------    -----------
     Net change resulting from B Share transactions                       33,075        308,694         79,424        786,477
                                                                      ----------    -----------     ----------    -----------
     Net change resulting from Fund Share transactions                    22,963       $212,711      2,719,559    $26,789,165
                                                                      ==========    ===========     ==========    ===========


                                                                                        STRATEGIC INCOME FUND
                                                                      ------------------------------------------------------
                                                                             PERIOD ENDED
                                                                            MAY 31, 2000**
                                                                      ------------------------
A SHARES                                                                SHARES       DOLLARS
-------------------------------------------------------------------   ----------   -----------
Shares sold                                                                    1             $8
Shares issued to shareholders in payment of distributions declared            --             --
Shares redeemed                                                               --             --
                                                                      ----------    -----------
     Net change resulting from A Share transactions                            1             $8
                                                                      ----------    -----------


                                                                                        STRATEGIC INCOME FUND
                                                                      -------------------------------------------------------
                                                                           SIX MONTHS ENDED                 YEAR ENDED
                                                                             MAY 31, 2000               NOVEMBER 30, 1999
                                                                      ------------------------      -------------------------
B SHARES                                                                SHARES       DOLLARS          SHARES        DOLLARS
-------------------------------------------------------------------   ----------   -----------      ----------    -----------
Shares sold                                                            1,054,404     $8,780,417      4,275,874    $39,163,705
Shares issued to shareholders in payment of distributions declared       196,164      1,630,859        423,835      3,845,725
Shares redeemed                                                       (3,487,738)   (29,081,720)    (6,898,912)   (62,150,941)
                                                                      ----------    -----------     ----------    -----------
     Net change resulting from B Share transactions                   (2,237,170)   (18,670,444)    (2,199,203)   (19,141,511)
                                                                      ----------    -----------     ----------    -----------
     Net change resulting from Fund Share transactions                (2,237,169)  $(18,670,436)    (2,199,203)  $(19,141,511)
                                                                      ==========    ===========     ==========    ===========

**       For the period from March 31, 2000 (date of initial public investment) to May 31, 2000.

(4) INVESTMENT ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

A. GENERAL

Certain officers of Firstar Investment Research & Management Company, LLC (FIRMCO) and Firstar Mutual Fund Services, LLC ("Firstar") serve as officers of the Trust. FIRMCO and Firstar are related by virtue of each being a subsidiary of Firstar Corporation.

B. INVESTMENT ADVISORY FEES

FIRMCO serves as the Trust's investment adviser (the "Adviser"). Prior to April 1, 2000, the Funds were managed by Firstar Bank, N.A. As part of an internal restructuring of the investment advisory function within Firstar Corporation, the investment management resources of Firstar Bank, N.A. have been consolidated with those of FIRMCO. The Adviser receives for its services an annual investment advisory fee based on a percentage of each Fund's average daily net assets as follows:

     FUND                                   ANNUAL RATE
     ----                                   -----------
Stellar Tax-Free Bond Fund                     0.75%
U.S. Government Income Fund                    0.60%
Strategic Income Fund                          0.95%

The Adviser may voluntarily choose to waive a portion of its fee. In the case of the Stellar Tax-Free Bond Fund, the Adviser has waived a portion of its fee so that the fees actually charged are 0.55% of average daily net assets. The Adviser may modify or terminate this voluntary waiver of its advisory fees at any time at its sole discretion.

C. ADMINISTRATIVE FEES

Firstar provides the Funds with certain administrative personnel and services. Firstar receives a fee at an annual rate of 0.11% of the average daily net assets of each Fund for the period.

D. DISTRIBUTION SERVICES FEES

Pursuant to the provisions of a distribution plan adopted in accordance with the Investment Company Act Rule 12b-1 (the "Plan"), A Shares of all the Funds and B Shares of the U.S. Government Income Fund and Strategic Income Fund may pay to the distributor of the Funds an amount computed at an annual rate of 0.25% of the average daily net assets to finance any activity which is principally intended to result in the sale of shares subject to the Plan. B Shares of the Stellar Tax-Free Bond Fund may pay at an annual rate of up to 0.75% of the average daily net assets. Edgewood Services, Inc. serves as the distributor of the Funds.

The Stellar Tax-Free Bond Fund, U.S. Government Income Fund and Strategic Income Fund are currently not accruing or paying any distribution expenses pursuant to the Plan.

E. SHAREHOLDER SERVICES FEES

Under the terms of the Shareholder Services Agreement with Firstar Bank, N.A., each Fund may pay Firstar Bank, N.A. up to 0.25% of average daily net assets of the Funds for the period. As of February 1, 2000, the shareholder servicing fee was changed to 0.16% of average daily net assets. The fee paid to Firstar Bank, N.A. is used to finance certain services for shareholders and to maintain shareholder accounts. Firstar Bank, N.A. can modify or terminate this limitation at any time at its sole discretion.

F. TRANSFER AND DIVIDEND DISBURSING AGENT FEES

Firstar serves as transfer and dividend disbursing agent for the Funds. The fee paid to Firstar is based on the size, type and number of accounts and transactions made by shareholders.

G. PORTFOLIO ACCOUNTING FEES

Firstar is the Funds' accounting services agent. Firstar is responsible for maintaining the Funds' accounting records for which it receives a fee. The fee is based on the level of each Fund's average daily net assets for the period, subject to an annual minimum of $39,000 per Fund, plus out-of-pocket expenses.

H. CUSTODIAN FEES

Firstar Bank, N.A. is the Funds' custodian for which it receives a fee. The fee is based on the level of each Fund's average daily net assets for the period, plus out-of-pocket expenses.

(5) INVESTMENT TRANSACTIONS

Purchases and sales of investments, excluding short-term securities, for the six months ended May 31, 2000, were as follows:

                                                                 PURCHASES                                 SALES
                                                    U.S. GOVERNMENT          OTHER          U.S. GOVERNMENT          OTHER
                                                    ----------------         -----          ----------------         -----
       Stellar Tax-Free Bond Fund                              --          $8,528,650                  --         $11,883,086
       U.S. Government Income Fund                    $45,904,063           4,207,952         $45,137,984           4,304,773
       Strategic Income Fund                            8,573,696          33,391,278          15,223,469          46,242,412


                                                               NET UNREALIZED          GROSS               GROSS
                                              COST OF           APPRECIATION         UNREALIZED          UNREALIZED
                                            INVESTMENTS        (DEPRECIATION)       APPRECIATION        DEPRECIATION
                                            FOR FEDERAL         FOR FEDERAL         FOR FEDERAL         FOR FEDERAL
                                            TAX PURPOSES        TAX PURPOSES        TAX PURPOSES        TAX PURPOSES
                                            ------------        ------------        ------------        ------------
Stellar Tax-Free Bond Fund                 $155,307,045         $(2,342,081)         $1,355,129          $3,697,210
U.S. Government Income Fund                 166,661,329          (7,241,918)            454,248           7,696,166
Strategic Income Fund                       151,798,067         (14,437,924)          1,056,665          15,494,589

Trustees                                  Officers

Thomas L. Conlan Jr.                   Bruce R. Laning
                                          PRESIDENT
Dr. Alfred Gottschalk                  Joseph C. Neuberger
                                          VICE PRESIDENT
Dr. Robert J. Hill                     Cheryl L. King
                                          TREASURER
Dawn M. Hornback                       Elaine E. Richards
                                          SECRETARY
Lawrence M. Turner

William H. Zimmer III

  Mutual funds are not bank deposits or obligations, are not guaranteed by any bank, and are not insured or guaranteed by the U.S. government or the Federal Deposit Insurance Corporation. Investment in mutual funds involves investment risks, including the possible loss of principal. Although money market funds seek to maintain a stable net asset value of $1.00 per share, there is no assurance that they will be able to do so.

 This report is authorized for distribution to prospective investors only when preceded or accompanied by the Trust's prospectus which contains facts concerning its objectives and policies, management fees, expenses and other information.

    Edgewood Services, Inc. is the distributor of the Firstar Stellar Funds.

FIRSTAR STELLAR FUNDS ARE AVAILABLE THROUGH:

 .     THE FIRSTAR FUNDS CENTER,

 .     FINANCIAL CONSULTANTS WHO ARE EITHER REGISTERED
      REPRESENTATIVES OF FIRSTAR INVESTMENT SERVICES, INC.,
      A REGISTERED BROKER/DEALER, NASD AND SIPC MEMBER,
      OR REGISTERED REPRESENTATIVES OF MDS SECURITIES,
      A DIVISION OF CONSECO FINANCIAL SERVICES, INC.,
      A REGISTERED BROKER/DEALER, NASD AND SIPC MEMBER,

 .     AND THROUGH SELECTED SHAREHOLDER ORGANIZATIONS.

This report is authorized for distribution only when preceded or accompanied by a current prospectus.

FOR ACCOUNT BALANCE AND INVESTOR SERVICES INFORMATION
1-800-677-FUND
1-414-287-3808

FIRSTAR STELLAR FUNDS
615 EAST MICHIGAN STREET
P.O. BOX 701
MILWAUKEE, WI 53201-0701

WWW.FIRSTARSTELLARFUNDS.COM

(FIRSTAR STELLAR FUNDS LOGO)

FORM # SFBFSEM-00